Exhibit 10.29

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made to be effective as of the date described in Section 19.10 hereof (the “Effective Date”) by and between Fertitta Hospitality, LLC, (“Landlord”), and Rainforest Cafe, Inc. (“Tenant”).

W I T N E S S E T H:

ARTICLE I

BASIC LEASE PROVISIONS

1.1 Basic Lease Provisions. The following basic provisions of this Lease (“Basic Lease Provisions”) constitute an integral part of this Lease and are set forth in this Section 1.1 for the convenience of the parties. Each reference in this Lease to a Basic Lease Provision shall be construed to incorporate all of the terms provided for under such provisions.

(a)	Leased Premises:	Defined in Section 2.1 hereof.

(b)	Term:	Twenty (20) Lease Years, with three (3) options of five (5) years each to extend the Term, all as provided for in Section 2.3 hereof.

(c)	Rent:	Defined in Article III hereof.

(d)	Tenant’s Use:	A restaurant with a rainforest theme, including the sale of alcoholic beverages, the retail sale of merchandise and amusement rides incidental to the operation of the themed restaurant.

(e)	Tenant’s Trade Name:	“Rainforest Cafe” (or any other trade name selected by Landry’s Restaurants, Inc.)

(f)	Landlord’s Address:	Fertitta Hospitality, LLC 5222 Seawall Blvd. Galveston, TX

(g)	Tenant’s Address:	Rainforest Cafe, Inc. c/o Landry’s Restaurants, Inc. 1510 West Loop South Houston, Texas 77027

(h)	Lease Year:	A “Lease Year” shall mean each period of twelve (12) consecutive calendar months, beginning on January 1st of the first calendar year following the Commencement Date. To the extent any computation or other provision of this Lease is based upon, or provides for an action to be taken on, an entire Lease Year basis, an appropriate proration or other adjustment shall be made in respect of any Lease Year that consists of periods which are less than the full twelve (12) calendar months (such proration or adjustment being based upon the actual number of days in such partial Lease Year and in the entire Lease Year).

ARTICLE H

GRANT AND TERM

2.1 Leased Premises. Landlord, in consideration of the rent to be paid and the covenants to be performed by Tenant, does hereby demise and lease unto Tenant, and Tenant hereby takes and leases from Landlord, that certain 2.257 acre tract, or parcel of land situated in Galveston County, Texas, as depicted on Exhibit A attached hereto and made a part hereof, together with any and all improvements situated thereon, and all rights, tenements, hereditaments, easements, appendages, privileges and appurtenances pertaining thereto, if any, (collectively, the “Leased Premises”). Tenant’s rights under the Lease are subject to and Tenant agrees to comply with all matters of public record, including, without limitation, easements, covenants, conditions, and reciprocal easements (the “Restrictions”).

Landlord shall grant to Tenant, as set forth in Exhibit B, the non-exclusive right to use other property owned by Landlord for parking and ingress and egress to and from the Leased Premises for Tenant, its employees, customers and invitees.

In addition to the foregoing, Tenant shall have the express right to construct and install on the Leased Premises, a sign or signs advertising Tenant’s business at the Leased Premises, subject to the requirements, conditions and limitations of the City of Galveston, Texas and prior approval by Landlord.

2.2 Commencement Date and Expiration Date of Term. The “Term” of this Lease shall commence on the first day of the first month after the Commencement Date, as hereinafter defined, and shall end on the expiration of the number of Lease Years set forth in Section 1.1 (b) hereof, unless sooner terminated as hereafter provided, or unless extended as otherwise hereafter provided. For the purpose of this Lease the Commencement Date shall mean December 1,2001.

2.3 Extension Options. Provided no Event of Default (hereinafter defined) exists at the time of the exercise of the option to extend the Term hereof, Tenant may renew this Lease and extend the Term hereof for three (3) additional periods of five (5) years each (each such five (5) year period being hereinafter referred to as an “Extended Term”) on the same terms and provisions as provided in this Lease (except for payment of Rent, which, for such Extended Terms, shall be as provided in Section 3.7 below), by delivering written notice of the exercise of such option to extend to Landlord not later than 180 days before the expiration of the then current Term of this Lease. During any Extended Term, any reference in this Lease to the Term shall mean the Term as extended for such Extended Term. If Tenant fails or omits to give Landlord notice in the manner and within the time required, or if Tenant having given the required notice thereafter defaults under this Lease which is not cured as herein provided, then this Lease shall terminate as of the end of the Term or the Extended Term, as the case may be.

ARTICLE III

RENT

3.1 Base Rent. The base rental to be paid by Tenant for the Leased Premises (the “Base Rent”) shall be $96,000 per year, which shall be due and payable by Tenant to Landlord in equal monthly installments on or before the first day of the first month following the Commencement Date, and thereafter on or before the first day of each month, in advance, at Landlord’s address set out under Section 1.1 (f) above, or at such other place as Landlord may designate to Tenant, in writing, without setoff or deduction except the Percentage Rent in Section 3.2. Should the Commencement Date occur on a day other than the first day of a calendar month, then the Base Rent for such partial month (in which Tenant’s Rent obligation commences) shall be prorated on a daily basis based on the number of days in such month.

3.2 Percentage Rent.

(a) Tenant shall pay to Landlord monthly Percentage Rent in excess of the monthly Base Rent for each calendar month during which Tenant occupies the Leased Premises. Each monthly installment of Percentage Rent throughout the term shall be equal to a certain percentage of Gross Sales, as that term is hereinafter defined, during the month immediately prior to the month in which such installment becomes due, less the monthly Base Rent. Tenant shall provide Landlord with a report of Gross Sales on a monthly basis in a manner to be designated by Landlord. If at any time, Tenant shall pay an amount in excess of any required amount under this paragraph, then the same shall be applied as a credit toward future Percentage Rent payments. Landlord shall not be obligated to report any excess received by Landlord under this paragraph. The percentage attributable to Schedule 3.2 to the level of Gross Sales made in, upon, or from the Leased Premises during a calendar month shall be the percentage for calculating monthly installments of Percentage Rent during the initial full Lease Year in which Gross Sales are generated from the Leased Premises (“First Full Lease Year”). During each Lease Year thereafter, the percentage for calculating monthly installments of Percentage Rent shall be equal to the percentage attributable to the following table to the level of Gross Sales for the immediately prior Lease Year.

Percentage (%)	Gross Sales
4%	$0-$4,000,000.00
5%	$4,000,000.01 - $6,000,000.00*
6%	$6,000,000.01 and above*

*	If Gross Sales fall in this level, Percentage Rent shall be paid at 5% or 6%, as the case may be, from dollar one on all Gross Sales for the Lease Year.

Percentage Rent for the period from the opening of the restaurant until the end of the Lease Year in which the restaurant opens for business, if less than one full calendar year, shall be in accordance with the percentage attributable to Schedule 3.2 to the level of Gross Sales made in, upon or from the Leased Premises during a calendar month. If the restaurant opens on a day other than the first of the month, the breakpoints set forth in Schedule 3.2 shall be reduced in proportion to the number of days in the month in which the restaurant is open.

(b) Within ten (10) days after the end of each calendar month of the Term and Renewal Term, if applicable, Tenant shall furnish to Landlord a statement in writing certified by an executive officer of Tenant to be correct, showing the total Gross Sales made in, upon, or from the Leased Premises during the preceding calendar month, and shall accompany each such statement with a payment to Landlord equal to the Percentage Rent, if any, due with respect to said month.

(c) Within thirty (30) days after the end of each Lease Year, Tenant shall furnish to Landlord a statement in writing, certified by an executive officer of Tenant, showing the total Gross Sales by month during the preceding Lease Year, at which time an adjustment shall be made between Landlord and Tenant so that the total Percentage Rent paid for each Lease Year shall equal the percentage attributable to the above table on all Gross Sales for the preceding Lease Year less the Base Rent. (The Gross Sales for any partial Lease Year shall be prorated as provided in 1.1(h) for purposes of calculating Percentage Rent.) Any amount owing to Landlord pursuant to said adjustment shall be due and payable within thirty (30) days after the end of each Lease Year. Any amount owing to Tenant pursuant to said adjustment shall be applied as a credit toward future Percentage Rent payments. If Tenant shall fail to deliver the certified statement of Gross Sales or the adjustment to Landlord within said thirty (30) day period, Tenant shall be in default under this Lease. In addition, Landlord shall have the right to employ an accounting representative of Landlord’s choice to examine such books and records as may be necessary to certify the amount of Tenant’s Gross Sales for such Lease Year, and Tenant shall promptly pay to Landlord the cost of such audit. Tenant recognizes that Landlord is looking to Percentage Rent as a substantial part of the rent for the Leased Premises and the Tenant has a duty to Landlord to maximize Tenant’s Gross Sales.

3.3 Definition of Gross Sales. “Gross Sales” shall mean the entire amount of the sales prices of all goods and merchandise sold (including gift and merchandise certificates when redeemed), and the charges for all services and all other receipts in, on or from any part of the Leased Premises, whether for cash or credit, and shall include telephone orders received or filled at the Leased Premises, orders taken from the Leased Premises, although the orders may be filled elsewhere, and all monies or other things of value which Tenant is entitled to receive from food and beverage sales from the Leased Premises. The following shall be deducted or excluded, as the case may be, from Gross Sales: (a) refunds to customers; (b) sales, use, excise, retailer’s, occupation, alcoholic beverage or similar taxes imposed in a specific amount, or percentage upon, or determined by, the amount of sales if actually paid to the taxing authority; (c) returns to shippers and manufacturers; (d) sales not in the ordinary course of Tenant’s business, or machinery, furnishings or equipment which Tenant removes from the Leased Premises; and (e) the value of any exchange or transfer of merchandise between stores of Tenant if it is made solely for the convenient operation of Tenant’s business and not for consummating a sale made at the Leased Premises.

3.4 Audit. Landlord shall have the right, from time to time, but not more frequently than once during each Lease Year, upon ten (10) days prior written notice to Tenant, to cause a complete audit of all statements of Gross Sales and in connection with such audit to examine Tenant’s books of account and records of Tenant’s Gross Sales from the Leased Premises; and Tenant shall make all such records available to Landlord for such examination. Any information obtained by Landlord as a result of such audit shall be treated strictly as confidential, except only in the event of litigation or legal or administrative proceedings relating to Gross Sales or collection of Percentage Rent. In the event the audit discloses that the Gross Sales amounts reports are inaccurate, Landlord and Tenant shall make the appropriate adjustments to the end that Landlord shall receive the full Percentage Rent to which it is entitled and only such amount. Landlord shall pay all costs and expenses of such audit, unless the audit shall disclose actual Gross Sales of more than two (2%) in excess of the Gross Sales reported by Tenant for that particular Lease Year, in which case Tenant shall reimburse landlord the reasonable cost and expenses paid by Landlord for said audit in addition to the deficiency in Percentage Rent.

3.5 Casualty. In the event of a casualty to the Leased Premises as a result of a hurricane, tropical storm, fire or other peril such that the restaurant business of the Tenant is unable to operate during any month, or portion thereof during any Lease Year, Tenant shall nevertheless continue to pay the Base Rent plus Percentage Rent based on the daily average of Gross Sales using the immediately preceding full six (6) months in which the restaurant was open to the general public for business prior to the casualty. Such daily average of Gross Sales shall be deemed the Gross Sales made in, upon or from the Leased Premises for each day the restaurant business is unable to operate as a result of the casualty.

3.6 Base Rent Increases. Base Rent increases during the Term shall be on the first (1st) day of the Sixth (6th) Lease Year, Eleventh (11th) Lease Year, Sixteenth (16th) Lease Year, Twenty- first (21st) Lease Year and during the Extended Term (in the event Tenant shall elect to exercise any of the options provided for in Section 2.3 above) shall be on the first day of the Twenty-sixth (26th) Lease Year and the Thirty-first (31st) Lease Year. The then prevailing Base Rent shall be increased (but not decreased) by the increase, if any, in the Consumer Price Index (hereinafter defined) for the month immediately prior to said day over the Consumer Price Index published for the same month in the calendar year five (5) years preceding, but in no event shall any increase in Base Rent exceed fifteen percent (15%) of the then-prevailing Base Rent. The term “Consumer Price Index” shall mean the Consumer Price Index, All Urban Consumers, All Items, U.S. City Average (1993-1995 = 100) published by the Bureau of Labor Statistics, U.S. Department of Labor. In the event the Consumer Price Index ceases to be based on 1993-1995 = 100, or if a substantial change is made in the terms or number of items contained in the Consumer Price Index, then the Consumer Price Index for any particular period shall be adjusted appropriately. In the event the Consumer Price Index or a successor or substitute Index is no longer published, a reliable governmental or other non-partisan publication evaluating information used in determining the Consumer Price Index shall be the basis for adjusting the Base Rent. Landlord shall advise Tenant promptly of any increase in the Base Rent by reason of increases in the Consumer Price Index.

3.7 Renewal Options.

(a) Landlord hereby grants to Tenant three (3) options (the “Renewal Options”) to renew this Lease (the “Renewals”) for a period of five (5) years each from January 1,2022 through December 31, 2026, January 1, 2027 through December 31, 2031, and January 1, 2032 through December 31, 2036 (“the Renewal Term”) provided that Tenant must give Landlord at least twelve (12) months advance written notice of Tenant’s intent to exercise this option, and provided further that Tenant is not in default under this Lease at the time of the notice or the time of the effective renewal date. The Base Rent for each Renewal Term shall be at the then prevailing rent increased (but not decreased) by the increase, if any, in the Consumer Price Index for the month immediately prior to said day over the Consumer Price Index published for the same month in the calendar year five (5) years preceding, but in no event shall any increase in Base Rent exceed fifteen percent (15%) of the then-prevailing Base Rent. During the Renewal Term, the Percentage Rent shall be calculated in the manner as set forth in section 3.2

3.8 Tenant’s Tax Obligations.

(a) Tenant agrees to pay all Real Estate Taxes (hereinafter defined) payable with respect to the Leased Premises and all improvements or any other structures or improvements from time to time located on the Leased Premises (collectively, the “Improvements”) for each calendar year during the Term. “Real Estate Taxes” shall be all taxes and existing and future assessments, general and special, and governmental charges of any kind or nature whatsoever, which may be payable during each calendar year of the Term for the Leased Premises, the Improvements and Tenant’s Property (hereinafter defined), including without limitation, all (i) ad valorem real property taxes and assessments (including installments of special assessments required to be paid during the calendar year). Real Estate Taxes due and payable for 2001 and the last year of the Term shall be prorated. Tenant’s obligation to pay Real Estate Taxes, or any other taxes or charges hereunder, shall in no event include Landlord’s general income taxes, inheritance, estate or gift taxes. Tenant shall have the right to contest any Real Estate Taxes, at Tenant’s cost (provided Landlord shall cooperate with Tenant at no cost to Landlord), provided that no such contest shall defer or suspend Tenant’s payment of Real Estate Taxes pending the contest, but if by law it is necessary that such payment be suspended to preserve or protect Tenant’s contest, then the contest shall not be undertaken unless either: (a) there is first deposited with Landlord a sum equal to the amount of the Real Estate Taxes, penalty, interest and any costs that are the subject of the contest to be held by Landlord as indemnity to pay such taxes; or (b) a bond or similar indemnity is posted with and accepted by the Governmental Authority assessing such taxes which shall operate to release the Leased Premises (and Landlord’s interest therein) from the lien of the Real Estate Taxes.

(b) If the Leased Premises are not assessed as a separate parcel for tax purposes, Landlord shall cause the Leased Premises to be assessed as a separate parcel for tax purposes, separate and apart from any adjoining property owned by Landlord, and to have the statements therefor delivered to Tenant at its address herein set forth. If such tax statements are delivered to Landlord, Landlord, upon receipt of same but in any event prior to the due date for filing such returns, shall furnish Tenant with a true copy of the tax statements from the taxing authority. Tenant shall make timely payment of Real Estate Taxes prior to delinquency and shall furnish copies of paid receipts therefor (or other evidence of payment) to Landlord.

3.9 Additional. Except as expressly provided to be paid by Landlord, Tenant shall pay any and all sums of money or charges required to be paid by Tenant under this Lease promptly when the same are due. All such amounts or charges shall be payable to Landlord at the place where the Rent is payable.

3.10 The Rent as used herein shall mean the Base Rent as set forth in Article 3.1, the Percentage Rent as set forth in Article 3.2 and all other sums due or that may become due to the Landlord under the terms hereof or are required to be paid by Tenant hereunder.

3.11 Net Lease. This is a completely net lease. Except as may be otherwise specifically provided in this Lease to the contrary, Tenant shall pay any and all costs and expenses of any kind relating to the Leased Premises and/or the Improvements or arising from its or their use or operation, except for debt service on mortgages imposed by Landlord. Rent shall be payable in all events, without abatement, for any reason.

ARTICLE IV

CONDITION; PLANS; CONSTRUCTION

4.1 Condition of Leased Premises. Subsequent to the Effective Date, Tenant shall neither commit or permit to be committed any waste nor cause or suffer to be caused any material adverse change to the Leased Premises.

4.2 Landlord’s Approval. Landlord acknowledges that it shall be furnished with the preliminary plans (the “Plans”) for Tenant’s intended restaurant bearing Tenant’s Trade Name, associated parking areas, signage and other related facilities (collectively, the “Improvements”). Landlord hereby agrees to approve or deny approval of the Plans within thirty (30) days from Tenant’s furnishing thereof (including Tenant’s architecture, trade dress and signage), which approval shall not be unreasonably withheld, delayed or conditioned and subject only to Tenant receiving approvals from the necessary governmental authorities having jurisdiction over the Leased Premises including, but not limited to, building permits for the Improvements. Any such denial of the plans by Landlord shall be accompanied by the written reasons for such denial. If Landlord shall fail to so provide its approval or denial of the Plans within said 30-day period, the Plans shall be deemed approved by Landlord in all respects.

4.3 Landlord’s Constructions Obligations. Landlord shall deliver the Leased Premises to Tenant in “As Is” condition and Tenant shall bear and all expenses in connection with the site work and construction.

4.4 Tenant’s Construction Obligations. Upon receipt of the necessary permits and licenses, Tenant covenants and agrees to promptly commence construction and diligently complete construction, subject to “Excusable Delays,” of Tenant’s restaurant in accordance with applicable building and zoning codes and ordinances and with all other laws, ordinances, regulations and requirements of all federal, state and local agencies, including compliance with the American’s with Disabilities Act (“ADA”). Tenant shall perform all work in a good and workmanlike manner. At all times when any work is in progress, Tenant shall obtain and maintain: (x) adequate worker’s compensation insurance covering all persons employed in connection with construction of Tenant’s restaurant, and (y) all builder’s risk insurance written on a completed value basis in an amount of not less than the total value of the restaurant. This requirement shall be in addition to the insurance requirements elsewhere in this Lease. “Excusable Delays” shall mean days on which Tenant or any contractor(s) or subcontractor(s) are unable to perform and/or complete construction at the Leased Premises or on the Improvements due to inclement weather, acts of God, casualty loss, unavailability of materials, strikes, delay by Landlord or Tenant, as the case may be, in performing its obligations under this Article IV and other reasons beyond the control of Tenant or Landlord, as the case may be.

ARTICLE V

CONDUCT OF BUSINESS BY TENANT

5.1 Use of Leased Premises. Subject to any force majeure, condemnation, closures for a period of time of no more than five (5) days during any Lease Year for remodeling or repairs, actions and causes beyond the control of Tenant, and except while the Leased Premises are untenable by reason of fire or other unavoidable casualty (hereinafter “Permitted Interruptions”), upon Tenant’s opening for business to the general public, Tenant shall use, occupy and operate the Leased Premises solely for Tenant’s Use and for no other purpose or purposes. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s Use then Tenant, at Tenant’s expense, shall procure and thereafter maintain such license or permit. Tenant shall be open and operating for service of lunch and for service of dinner seven (7) days per week with a minimum of 10 hours per day, 360 days per year.

5.2 Compliance with Law. Tenant shall promptly comply with all federal, state and local laws and ordinances and lawful orders and regulations affecting the Leased Premises, and the health, cleanliness, safety, occupancy and use of same. Except in such minute quantities used in the ordinary course of business in compliance with applicable law, Tenant shall not cause or permit the use, generation, storage, or disposal in, on or about the Leased Premises of any substance, materials or wastes in violation of any federal, state or local laws from time to time in effect concerning hazardous, toxic or radioactive materials (“Hazardous Substances”). Tenant shall promptly and fully comply with all state and local laws in effect from time to time prohibiting discrimination or segregation by reason of race, color, religion, disability, sex or national origin or otherwise.

ARTICLE VI

ALTERATIONS AND TENANT’S PROPERTY

6.1 Alterations by Tenant. Other than changes to the exterior elevation, Tenant shall have the right, at any time and from time to time, after completion of the initial Improvements, to make alterations, additions and improvements to the Leased Premises without the consent of Landlord as long as the aggregate cost of the improvements do not exceed $100,000.00 in any one year. After the completion of the initial improvements, any exterior elevation changes must be approved by Landlord. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to make interior, non-structural alterations, additions and improvements to the Leased Premises without the consent of Landlord.

6.2 Removal by Tenant. Tenant shall remove, unless otherwise in default under the Lease, Tenant’s goods, wares, inventory, merchandise, trade fixtures, furniture, accessories, and signage located on or within the Lease Premises (“Tenant’s Property”) not later than the expiration of the Term or termination of this Lease. The Premises shall be delivered clean, with all equipment in working order and pest free. Title to any of Tenant’s Property remaining in or on the Leased Premises or the Improvements after such date shall be vested in Landlord without further act or instrument. While this Lease remains in force and effect, Tenant shall be deemed to be the owner of the Improvements and Tenant’s Property and Tenant alone shall be entitled to deduct all depreciation relating thereto on Tenant’s income tax return. At Landlord’s option, upon expiration of the Term or termination of this Lease, Tenant may be required to remove and level all Improvements on the Leased Premises.

ARTICLE VII

MAINTENANCE OF AND REPAIRS TO THE LEASED PREMISES

AND THE IMPROVEMENTS

7.1 Tenant’s Obligations for Maintenance.

(a) During the continuance of this Lease, Tenant, at Tenant’s expense, shall keep and maintain the Leased Premises and the Improvements and all furnishings, fixtures and equipment which Tenant brings, constructs or places in or on the Leased Premises in a first class manner, condition and repair and Tenant shall maintain, keep and repair (including replacement of parts, equipment and cracked or broken glass) the Leased Premises and the Improvements including, without limitation, the exterior and interior portion of all doors, door frames, windows, window frames, plate glass, storefront, all plumbing within the Leased Premises, fixtures, heating and air conditioning and electrical systems, sprinkler system, walls, floors and ceilings, landscaping, signage, curbing, pavement and parking lot. Tenant shall not cause any nuisance, allow objectionable odors to emanate, or be dispelled from the Leased Premises, or cause or permit any waste or allow any trash to accumulate on the Leased Premises. Tenant shall keep the parking areas and sidewalks located upon the Leased Premises cleared of debris and shall maintain, mow and trim all landscaped areas in the Leased Premises. The Tenant shall repair, replace and renovate the Leased Premises and Improvements as often as necessary to keep them in first class repair and condition.

(b) Tenant shall keep and maintain in a clean, sanitary and safe condition and shall repair the Leased Premises and the Improvements in accordance with all federal laws and the laws of the State of Texas and in accordance with all directions, rules and regulations of the health officer, fire marshall, building inspector, or other proper officials of the governmental agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall comply with all requirements of law, ordinances and otherwise, affecting the Leased Premises and the Improvements. Tenant shall clean and maintain any grease trap serving the Leased Premises and the Improvements. At the end of the Term, Tenant shall surrender the Leased Premises and the Improvements in good condition, reasonable wear and tear (and, to the extent permitted by this Lease, casualty or condemnation) excepted.

(c) Tenant shall keep the Leased Premises and the Improvements free from any and all liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant, and agrees to bond against or discharge any mechanic’s or materialmen’s liens filed against the Leased Premises, the Improvements, or Tenant for acts or omissions of Tenant, or its contractors, within sixty (60) days after written request therefor by Landlord. Tenant shall reimburse Landlord for any and all reasonable costs and expenses which may be incurred by Landlord by reason of the filing of any such liens and/or the removal of same, such reimbursement to be made within sixty (60) days after receipt by Tenant from Landlord of a statement setting forth the amount of such costs and expenses.

ARTICLE VIII

INSURANCE AND INDEMNITY

8.1 Tenant’s Insurance.

(a) Tenant shall, at its sole cost and expense, during the entire term hereof, keep in full force and effect a policy of commercial public liability and property damage insurance with respect to the Leased Premises, the Improvements and Tenant’s Use, including steam boiler insurance if applicable, with limits of $1,000,000. per occurrence for personal injury and property damage. Landlord shall be an additional named insured in such policy.

(b) Tenant agrees to carry, at its expense, insurance against fire, vandalism, windstorm, malicious mischief, and other such perils as are from time to time included in a standard “all risk” insurance policy with extended coverage endorsement, insuring the Leased Premises, the Improvements and Tenant’s Property in an amount equal to the full replacement cost thereof and to furnish Landlord, upon request from Landlord, with a certificate evidencing such coverages. Landlord shall be named the Loss Payee in such policy. So long as Tenant has an obligation to repair or restore the Improvements, all insurance proceeds shall be made available to Tenant and shall be used by Tenant for repair or restoration of Improvements. Landlord agrees to cooperate with Tenant and to make such proceeds available to Tenant for such purposes subject to reasonable and customary construction draw procedures.

(c) In addition to the insurance required under this Section 8.1, for such period of time as Tenant shall serve liquor or other alcoholic beverages in or from the Leased Premises, Tenant agrees to maintain minimum limits of coverage of at least $1,000,000 under an umbrella policy covering excess “liquor law” liability (sometimes also known as “dram shop” insurance) which shall insure Tenant and Landlord, and all those claiming by, through or under Landlord, against any and all claims, demands or actions for personal and bodily injury to, or death of, one person or multiple persons in one or more accidents, and for damage to property, as well as for damages due to loss of means of support, loss of consortium, and the like so that at all times Landlord will be fully protected against claims that may arise by reason of or in connection with the sale and dispensing of liquor and alcoholic beverages in and from the Leased Premises. Tenant also agrees to procure and maintain insurance covering loss of rents resulting from interruption of Tenant’s business for a period of 12 months naming Landlord as loss payee. Tenant shall procure and maintain worker’s compensation insurance in statutorily required amounts throughout the Term.

8.2 Policy Requirements. The company or companies writing any insurance which Tenant is required to take out and maintain or cause to be taken out or maintained pursuant to this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s reasonable, good faith approval, which approval by Landlord shall not be unreasonably withheld, delayed or conditioned. Each policy evidencing such insurance shall name Landlord and/or its designee as additional insured(s) (or, in the case of mortgagees, as mortgagee under a standard mortgage clause) and shall also contain a provision by which the insurer agrees that such policy shall not be canceled except after thirty (30) days written notice to Landlord or its designee. A copy of each paid policy evidencing such insurance or a certificate of insurance certifying as to the issuance of such policy shall be delivered to Landlord prior to commencement of Tenant’s work on the Leased Premises and, upon renewals, not less than fifteen (15) days prior to the expiration of such coverage. If Tenant shall fail to perform any of its obligations under this Article 8, Landlord may perform the same and the cost of same shall be deemed additional Rent and shall be payable upon Landlord’s demand.

8.3 Indemnity. Except for loss, injury or damage caused by the gross negligence, omissions or willful misconduct of Landlord, its employees, contractors, invitees or agents, Tenant covenants to indemnify Landlord, and save it harmless, from and against any and all claims, actions, damages, injuries, accidents, liability and expense, including reasonable attorneys’ fees, in connection with or arising from, or occasioned wholly or in part by, any act or omission of Tenant, its agents, contractors, employees or invitees occurring at the Leased Premises.

ARTICLE IX

UTILITIES

9.1 Utility Charges. Tenant shall be solely responsible for and promptly pay all service charges for the Utilities and any other utilities used by Tenant at the Leased Premises. The obligation of Tenant to pay for such utilities shall commence upon Tenant’s initial usage.

ARTICLE X

ESTOPPEL CERTIFICATES, ATTORNMENT AND SUBORDINATION

10.1 Estoppel Certificates. Tenant and Landlord agree, within ten (10) days after request therefor by either party, as the case may be, to execute and deliver a statement, in writing, certifying to Landlord and/or any party designated by Landlord, or Tenant and/or any party designated by Tenant, as the case may be, that (a) this Lease is in full force and effect, (b) the Commencement Date, (c) that Rent is paid currently without any off-set or defense thereto, or, if delinquent, stating the delinquency, (d) the amount of Rent then in effect and, if any, paid in advance, (e) that, to the knowledge of the certifying party, there are no uncured defaults by Landlord or Tenant, or stating those claimed, provided that, in fact, such facts are accurate and ascertainable, and (f) any other information reasonably requested.

10.2 Attornment. In the event any proceedings are brought for the foreclosure of, or in the event of conveyance by deed-in-lieu of foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Leased Premises, Tenant hereby attorns to the successor in interest and covenants and agrees to execute an instrument in writing reasonably satisfactory to same whereby Tenant attorns to such successor in interest and recognizes such successor in interest as Landlord hereunder.

10.3 Subordination. Tenant agrees that this Lease shall, at the request of Landlord, be subordinate to any first mortgages or deeds of trust that may be placed upon the Leased Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof; provided that (i) if there are no existing defaults hereunder on the part of Tenant, the right of possession of Tenant to the Leased Premises and Tenant’s rights arising out of this Lease shall not be affected or disturbed by the mortgagee, or the trustee or the beneficiary under the mortgage or deed of trust in the exercise of any of its rights under the mortgage or the deed of trust; (ii) Tenant shall not, in any foreclosure or other proceeding under the mortgage or deed of trust, nor in any other way, be deprived of its rights under this Lease, nor shall this Lease be terminated or affected by any foreclosure or sale or any proceeding under any mortgage or deed of trust; and (iii) the mortgagee, trustee and/or beneficiary under any mortgage or deed of trust shall execute, acknowledge and deliver to Tenant a written, recordable subordination, non-disturbance and attornment agreement prior to the execution of any mortgage or deed of trust or, if the same is in place at the time of execution of this Lease, within thirty (30) days of execution of this Lease. Landlord agrees that in the event of any foreclosure of any mortgage or deed of trust encumbering Landlord’s fee title to the Leased Premises, Tenant shall have the right to withhold the payment of Rent or other amounts due hereunder and pay the same directly to the mortgagee or trustee in satisfaction of any of said indebtedness if Tenant receives a written demand from Landlord’s mortgagee to pay rent and Landlord fails to contest the same within 10 days after receipt of written notice thereof from Tenant.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

11.1 Assignment and Subletting.

(a) Except as expressly permitted herein, Tenant shall not assign, mortgage, encumber or in any manner transfer, in whole or in part, this Lease or any estate or interest therein, nor sublet the Leased Premises or any part thereof, without Landlord’s written consent, which may be withheld by Landlord for any reason. Any attempted assignment, subletting, mortgage, hypothecation, encumbrance or transfer of any kind or character or other transfer herein without Landlord’s prior written consent shall be void and confer no rights upon any third party. Consent by Landlord to one or more assignments of this Lease or to one or more subletting of the Leased Premises shall not operate to exhaust Landlord’s rights under this Article 11. In the event that Tenant, with or without the previous consent of Landlord, does assign or in any manner transfer this Lease or any estate or interest therein or sublet the Leased Premises or any part thereof, Tenant shall not be released from any of its obligations under this Lease unless a release is given, in writing, by Landlord.

(b) Notwithstanding anything contained in this Lease to the contrary, none of the following (including the right to assign or sublet) shall require Landlord’s consent (written or otherwise) or the payment by Tenant of any fees or charges of any kind:

(i) A transfer of any ownership interest pursuant to a public offering by Tenant.

(ii) The merger or consolidation of Tenant with a third party who shall assume Tenant’s obligations under this Lease.

(iii) A transfer or assignment to a parent, subsidiary or Affiliate of Tenant. “Affiliate” shall mean any corporation, partnership, or other entity: (A) which owns or “controls” the majority of ownership interests of Tenant, either directly or indirectly through other entities; (B) the majority of ownership interests is owned or “controlled” by Tenant; (C) the majority of whose ownership interests is owned or “controlled” by an entity described in (A); or (D) which owns or “controls” a majority of the ownership interests of Tenant.

As used herein, the phrase “ownership interest” shall mean capital stock if Tenant is a corporation, and the words “controlled” or “controls” shall mean the right or power to direct or cause the direction of the management and policies of the entity in question. No such subletting or assignment shall be effective until Tenant has furnished Landlord a fully executed copy of such sublease or assignment and, in the case of an assignment, an assumption of the Tenant’s Lease obligations in form reasonably satisfactory to Landlord. No such sublease or assignment shall release Tenant or any guarantor of Tenant’s obligations hereunder from its obligations under the Lease.

ARTICLE XII

DESTRUCTION OF LEASED PREMISES

12.1 Reconstruction of Damaged Premises. In the event the Improvements or the Leased Premises shall be partially or totally destroyed by fire or other casualty, unless this Lease is terminated as hereinafter provided, the Tenant shall within sixty (60) days after the later of such damage or the receipt by Tenant of any insurance proceeds in respect of such casualty, commence and shall thereafter diligently and continuously prosecute to completion the restoration, replacement or rebuilding of the Improvements. Tenant shall repair the Improvements and the Leased Premises in accordance with the initial plans and specifications for the construction of such Improvements. Notwithstanding anything contained herein to the contrary, if more than ten percent (10%) of the floor area of the Improvements shall be damaged or destroyed by fire or other casualty within the last three (3) years of the initial Term (or last two (2) years of any Extended Term), then Tenant may elect to terminate this Lease by giving written notice to Landlord of its election to so terminate within sixty (60) days after the occurrence of such damage or destruction, in which event, this Lease shall terminate, the insurance proceeds for damage or loss to the Improvements (but not Tenant’s property) shall be paid over to Landlord, and the parties shall be relieved from all further obligations hereunder.

12.2 Waiver of Subrogation. Each party hereto does hereby release and discharge the other party hereto and any officer, agent, employee or representative of such party, of and from any liability whatsoever hereafter arising from loss, damage or injury caused by fire or other casualty for which insurance (permitting waiver of liability and containing a waiver of subrogation) is carried or required to be carried by the injured party at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance. Each of Landlord and Tenant shall request its insurance carriers to include in its policies such a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of its insured thereunder.

ARTICLE XIII

EMINENT DOMAIN

13.1 Total Condemnation of Leased Premises. If the whole of the Leased Premises shall be taken by any public authority under the power of eminent domain, then the Term of this Lease shall cease as of the day possession shall be taken by such public authority and Rent shall be paid up to that day with a proportionate refund by Landlord of such Rent as may have been paid in advance for a period subsequent to the date of the taking.

13.2 Partial Condemnation. If only a part of the Leased Premises shall be taken by any public authority under the power of eminent domain, then, except as otherwise provided in this Section 13.2, this Lease and the Term shall continue in full force and effect, but, from and after the date possession shall be taken by such public authority, the Base Rent shall be reduced in the proportion which the area or the part of the Leased Premises so acquired bears to the total area of the Leased Premises immediately prior to such condemnation. If, by reason of such condemnation, Tenant’s ability to continue to operate its business shall be materially impaired, Tenant shall have the right to terminate this Lease by written notice of termination to Landlord within thirty (30) days after such taking. In the event Tenant does not exercise said right of termination, the Term shall cease only as to the part so taken as of the date possession shall be taken by such public authority and Tenant shall pay Rent for such part up to such date, with an appropriate refund by Landlord of such Rent as may have been paid in advance for such part for a period subsequent to the date of the taking, and thereafter all the terms herein provided shall continue in effect, except that Base Rent shall be reduced in proportion to the amount of the Leased Premises taken, and Landlord shall make condemnation proceeds available to Tenant to make all the necessary repairs or alterations to the Leased Premises and the Improvements as originally constructed, so as to constitute the remaining Leased Premises and the Improvements as a complete architectural unit sufficient for the operation of Tenant’s Use.

13.3 Landlord’s and Tenant’s Damages. All damages awarded for such taking under the power of eminent domain, whether for the whole or a part of the Leased Premises, shall belong to and be the property of Landlord, except as otherwise provided under this Article 13. If Tenant is required to rebuild, remodel or reconstruct the Improvements, Landlord shall make all condemnation proceeds available to Tenant.

ARTICLE XIV

DEFAULT

14.1 Events of Default. The following events shall be deemed “Events of Default” by Tenant under this Lease: (a) any failure of Tenant to pay any Rent or other sums or charges due hereunder for more than ten (10) days after written notice of such default shall have been received by Tenant; (b) any failure to perform any other of the terms, conditions or covenants of this Lease (other than the covenants for the payment of Rent) to be observed or performed by Tenant for more than thirty (30) days after written notice of such default shall have been received by Tenant provided, however, if any such default is not capable of being cured or remedied within such thirty (30) days and Tenant has commenced to cure such default within such thirty (30) day period and is diligently proceeding to cure such default, the cure period shall be extended for a reasonable period, not to exceed ninety (90) additional days, to complete such cure; (c) Tenant shall permit this Lease to be taken under any writ of execution; (d) the making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of the petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy unless, in case of a petition filed against Tenant, the same is dismissed within sixty (60) days; the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease where possession is not restored to Tenant within sixty (60) days; (e) Tenant shall do or permit to be done anything which creates a lien upon the Leased Premises and such lien is not released or “bonded around” to Landlord’s reasonable satisfaction; (f) subject to the Permitted Interruptions (defined in Section 5.1), Tenant fails to continuously operate the Leased Premises or Tenant abandons the Leased Premises; or (g) Tenant fails to procure and maintain in full force and effect any insurance required to be maintained by this Lease.

14.2 Remedies. Upon the occurrence of an Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without any further notice or demand whatsoever:

(a) Terminate Tenant’s right to possession of the Leased Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Leased Premises peaceably to Landlord. In such event Landlord shall be entitled to declare immediately due and payable and sue for and recover, all unpaid Base Rent for the unexpired period of the term of this Lease (and also all Percentage Rent and additional rent or other sums due from Tenant to Landlord hereunder as the amount(s) of same can reasonably be determined) and shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, but not limited to, the cost of recovering possession of the Leased Premises; expenses of reletting, including any real estate commission actually paid and any buildout allowance advanced to a new tenant; and the worth at the time of award determined by the court having jurisdiction thereof of (i) the unpaid rent which had been earned at the time of termination; (ii) the amount by which the unpaid rent, which would have been earned after termination until the time of award, exceeds the amount of such rental loss for the same period which Tenant proves could have been reasonably avoided; and (iii) the amount by which the unpaid rent, for the balance of the term after the time of such award, exceeds the amount of such rental loss for the same period that Tenant proves could be reasonably avoided. The worth at the time of award of the sums referred to in clauses (i) and (ii) above, shall be computed by allowing interest from the due date at the rate provided in Section 21.14 (“Interest”). The worth at the time of award of the amount referred to in clause (iii) above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%).

(b) Enter upon and take possession of the Leased Premises and expel and permanently exclude Tenant and any other person who may be occupying the Leased Premises without terminating the Lease or Tenant’s obligations thereunder; or

(c) Perform Tenant’s obligations under this Lease (and enter upon the Leased Premises in connection therewith if necessary), and in addition to Tenant’s continued obligations under the Lease, Tenant agrees to reimburse Landlord upon demand for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, plus interest thereon at twelve percent (12%) per annum, not to exceed the maximum rate allowed by law.

Landlord’s pursuit of any remedy specified herein shall not preclude an election to pursue any other remedy available to Landlord at law or in equity.

14.3 Landlord Termination. In the event Landlord elects to terminate this Lease by reason of an Event of Default, then, notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, the sum of all Rent and other amounts payable to Landlord pursuant to the terms of this Lease which have accrued to date of such termination.

14.4 Landlord’s Default. In the event of any default by Landlord, Tenant (except in the event of emergencies) will give Landlord written notice specifying such default with particularity, and Landlord (except in the event of emergencies) shall have thirty (30) days thereafter, or such longer period as may be required in the exercise of due diligence, but in no event more than sixty (60) days following such notice to Landlord, in which to cure such default. Provided that Landlord furnishes Tenant with the name and address of any mortgagee of Landlord, Tenant shall give notice to any mortgagee of Landlord of any claimed default hereunder, and Landlord’s mortgagee shall have an additional thirty (30) days over and above the thirty (30) days given to Landlord in which to cure such default, and a cure by Landlord’s mortgagee shall be deemed a cure by Landlord hereunder. Notwithstanding anything herein to the contrary, in the event Landlord shall fail to pay any sums due hereunder to Tenant, and such failure shall continue for a period of thirty (30) days (or such longer period permitted herein) after receipt by Landlord of written notice from Tenant, or shall fail to perform any of Landlord’s obligations set forth in Article IV hereof, then Tenant may, in addition to any other rights set out in this Lease, (a) cure such default or breach of Landlord hereunder and any sums expended by Tenant in curing such default or breach shall be paid by Landlord to Tenant immediately upon demand, and shall bear interest at twelve percent (12%) per annum, not to exceed the maximum rate allowed by law, or (b) elect to bring suit to recover from Landlord the sums due from Landlord to Tenant.

14.5 Legal Expenses. In case suit shall be brought for recovery of possession of the Leased Premises, for the recovery of Rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of either party to be kept or performed, and a breach shall be established, the losing party shall pay to the prevailing party all actual expenses incurred therefor, including reasonable attorneys’ fees and court costs.

ARTICLE XV

ACCESS BY LANDLORD

15.1 Right of Entry. Landlord or Landlord’s agents shall have the right to enter the Leased Premises at reasonable times to examine the same upon at least forty eight (48) hour’s prior written notice (except in emergencies), provided Landlord shall not interfere with Tenant’s Use in making such entry and examinations.

ARTICLE XVI

HOLDING OVER

16.1 Holding Over. Any holding over after the expiration of the Term or termination of this Lease shall be construed to be a tenancy from month-to-month at 150% of the Rent herein specified for the last month of the Term and shall otherwise be on the same terms and conditions herein specified.

ARTICLE XVII

QUIET ENJOYMENT

17.1 Landlord’s Covenant. Landlord hereby covenants and agrees that if Tenant shall not be in default beyond any period for the cure thereof, Tenant shall, at all times during the Term, have peaceable and quiet enjoyment and possession of the Leased Premises without hindrance, disturbance or interruption from Landlord or any other person, firm, corporation or entity.

ARTICLE XVIII

REPRESENTATIONS AND COVENANTS OF LANDLORD

18.1 Landlord’s Representations and Covenants. As of the Effective Date of this Lease, Landlord represents, warrants and covenants to the Tenant as follows:

(a) That Landlord has good and marketable fee simple title to the Leased Premises, possesses full power and authority to deal therewith in all respects and no other party has any right or option thereto or in connection therewith;

(b) That Landlord has full right, power and authority to execute this Lease, to make all representations and warranties contained in this Lease, and to fully perform the obligations required to be performed by Landlord pursuant to this Lease.

(c) That there are no pending or, to the knowledge of Landlord, threatened condemnation proceedings or actions affecting the Leased Premises;

(d) That there are no pending or, to the knowledge of Landlord, threatened actions or legal proceedings affecting the Leased Premises or Landlord’s interest therein;

(e) That this Lease and the consummation of the transactions contemplated hereby shall be valid and binding upon Landlord and shall not constitute a default (or an event which with notice or passage of time or both will constitute default) under any contract to which Landlord is a party or by which he is bound; and

ARTICLE XVIX

MISCELLANEOUS

19.1 Waiver. One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant, except as otherwise provided herein.

19.2 Entire Agreement. This Lease and the exhibits attached hereto set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than are herein set forth. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party. All rights and liabilities herein given to or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators and permitted successors and assigns of said parties.

19.3 Interpretation and Use of Pronouns. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of Rent nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. Whenever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

19.5 Notices. Any notice, demand, request or other instrument (any “Notice”) which may be or is required to be given under this Lease shall be deemed given and received (a) on the date of delivery when delivered in person (with receipt for delivery), (b) two (2) days after deposit in the United States mail, when sent by United States certified mail, return receipt requested, postage prepaid, (c) on the next day following deposit of any such Notice with an overnight delivery carrier (with receipt evidencing such delivery) such as, but not limited to, Federal Express or UPS, or (d) by confirmed facsimile (followed by certified mail notices provided for in (b) above) to the following facsimile transmission numbers: if for Landlord (409) 740-2853, and if for Tenant (713) 961-4911. Any Notice to be delivered in person or by mail shall be addressed (i) if to Landlord, at the address set forth in Section 1.1(f) hereof, or at such other address as Landlord may designate by written notice, and (ii) if to Tenant, at the address set forth in Section 1.1(g) hereof, or at such other address as Tenant may designate by written notice.

19.6 Captions and Section Numbers. The captions, section numbers and article numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

19.7 Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of Texas, without resort to the principles of conflicts of laws thereof.

19.8 Consents. Whenever Landlord’s consent or approval is required pursuant to the terms of this Lease, and unless otherwise expressly provided for herein, Landlord shall not unreasonably withhold, delay or condition its consent.

19.9 Expiration of Time Periods. In the event that any time period set forth in this Lease ends or expires on a Saturday, Sunday or legal holiday in the locality where Leased Premises are located, such time period shall end or expire on the nearest business day thereafter.

19.10 Effective Date. The “Effective Date” of this Lease shall be December 1, 2001.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease effective as of the Effective Date.

LANDLORD: Fertitta Hospitality, LLC

Executed by Landlord effective as of the 1st day of December, 2001	By:	/s/ Kelly Roberts
	Name:	Kelly Roberts
	Title:	Controller

TENANT: Rainforest Cafe, Inc.

Executed by Tenant effective as of the 1st day of December, 2001	By:	/s/ Joe Mac Taylor
	Name:	Joe Mac Taylor
	Title:	Director